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                                     Exhibit C(6)

                                        April 28, 1998


The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 20 to the Registration Statement on Form S-6, Registration No. 2-89972, of Northwestern Mutual Variable Life Account (File No. 2-89972). The prospectus included in Post-Effective Amendment No. 20 ("Prospectus") describes three variable life insurance policies which are issued in connection with the Account ("Policies"): Whole Life, Extra Ordinary Life Policies and Single Premium Life Policies. The Policy forms were prepared under my direction, and I am familiar with the Registration Statement and Amendments and Exhibits thereto. In my opinion:

l. The illustrations of death benefits included on pages 10, 11 and 12 of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies.

2. The illustration of the effect of a Policy loan on the death benefit and cash value included on page 14, based on the assumptions stated in the illustration, is consistent with the provisions of the Policies.

3. The illustration of reduced paid-up insurance and extended term in-surance included on page 15 of the Prospectus, based on the assumptions stated in the illustration, is consistent with the provisions of the Policies.

4. The illustrations of cash values and death benefits included on pages 43 through 47 of the Prospectus, in the Appendix thereto, including the amounts shown for the Base Policy and as Paid-Up Additions, based on the assumptions stated in the illustrations, are consistent with the provi-sions of the Policies and current dividend scale and experience. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustra-tions, appear more favorable to a prospective purchaser of a Policy for male age 35, than to prospective purchasers of Policies for a male at other ages or for a female.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Sincerely,

WILLIAM C. KOENIG

William C. Koenig, F.S.A.
Senior Vice President and Chief Actuary




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